Exhibit 10.8

Laurent Faracci

Dear Laurent,

On behalf of Butterfly Network, I am pleased to offer you a position as Chief Executive Officer beginning as soon as practical. In addition, you will have a seat on the Board of Directors for Butterfly Network, for the period of time during which you remain the CEO of Butterfly Network. You will report to the Butterfly Network Board of Directors. Your annualized compensation in this position will consist of an annual base salary of $600,000 paid in twice monthly pay periods, less required deductions.

Beginning with the 2020 calendar year, you will be considered annually for a bonus targeted at 100% of your annual base salary. At the end of each calendar year, beginning with 2020, the Board of Directors after meaningful consultation with you, will establish performance goals and targets for the following year, review the bonus target for the current calendar year and discuss the opportunity to obtain a greater bonus for performance exceeding the calendar year’s targets. For the calendar year 2020, you will receive a guaranteed bonus which will be 25% of your annual base salary ($150,000). Such bonuses shall be paid each February of the following calendar year, and it will be a condition of your eligibility to receive any bonus that you remain employed with Butterfly Network through the scheduled date of payment of such bonuses.

In addition to the outlined cash compensation, as soon as reasonably practicable following your commencement of employment with Butterfly Network and subject to the approval of the Butterfly Network Board of Directors, you will receive stock options in Butterfly Network for approximately 4% of the outstanding shares of Butterfly Network common stock as of your start date, equal to 4,350,000 options (the “Time-Based Options”). The exercise price for the Time-Based Options will be equal to the fair market value of the common stock on the grant date. The Time-Based Options are expected to be issued at $5.02 per share (current IRS common stock valuation). The Time-Based Options will vest over a five year period with the following schedule: 20% on the last day of the calendar quarter following the anniversary of your start date, and 1.67% at the end of each of the next 48 months thereafter.

In the event that your employment with Butterfly Network is terminated by Butterfly Network without Cause (as defined below), or by you with Good Reason (as defined below), within three (3) months prior to, or twelve (12) months following a sale of the company, and subject to your executing a separation agreement that includes a general release of claims against Butterfly Network and all of its affiliates, the options will be vested in full, and there will be an extension to five (5) years from your date of termination to exercise any vested options, however, the extension period can in no case be later than ten (10) years from the original date of grant.

In addition, as soon as reasonably practicable following your commencement of employment with Butterfly Network and subject to the approval of the Butterfly Network Board of Directors, you will receive additional stock options in Butterfly Network for approximately 1.5% of the outstanding shares of Butterfly Network common stock as of your start date, equal to 1,635,000 options (the “2X Financing Options”). The 2X Financing Options are expected to be issued at $5.02 per share (current IRS common stock valuation). The vesting for the 2X Financing Options will be such that if a financing event where the amount raised exceeds $100 million occurs within two years of your start date at which time the Company’s stock price is valued in excess of two (2) times the last stock price ($10.27), and if existing stock holders (and vested options) are allowed to tender up to 5% of their position (the “2X Financing”), then the 2X Financing Options shall be vested in full upon the closing date of such 2X Financing. In the event that your employment with Butterfly Network is terminated by Butterfly Network without Cause (as defined below), or by you with Good Reason (as defined below), within three (3) months prior to the closing of such 2X Financing, and subject to your executing a separation agreement that includes a general release of claims against Butterfly Network and all of its affiliates, the 2X Financing Options will be vested in full upon the closing date of such 2X Financing, and there will be an extension to five (5) years from your date of termination to exercise any vested options, however, the extension period can in no case be later than ten (10) years from the original date of grant.

Additionally, as soon as reasonably practicable following your commencement of employment with Butterfly Network and subject to the approval of the Butterfly Network Board of Directors, you will receive additional stock options in Butterfly Network for approximately 1.5% of the outstanding shares of Butterfly Network common stock as of your start date, equal to 1,635,000 options(the “5X Financing Options”). The 5X Financing Options are expected to be issued at $5.02 per share (current IRS common stock valuation). The vesting for the 5X Financing Options will be such that if a financing event where the amount raised exceeds $100 million occurs within five years of your start date and the Company’s stock price is valued in excess of five (5) times the last stock price ($10.27), and if existing stock holders (and vested options) are allowed to tender up to 5% of their position (the “5X Financing”), then the 5X Financing Options shall be vested in full upon the closing date of such 5X Financing. In the event that your employment with Butterfly Network is terminated by Butterfly Network without Cause (as defined below), or by you with Good Reason (as defined below), within three (3) months prior to the closing of such 5X financing, and subject to your executing a separation agreement that includes a general release of claims against Butterfly Network and all of its affiliates, the 5X Financing Options will be vested in full upon the closing date of such 5X Financing, and there will be an extension to five (5) years from your date of termination to exercise any vested options, however, the extension period can in no case be later than ten (10) years from the original date of grant.

As soon as reasonably practicable following your commencement of employment with Butterfly Network and subject to the approval of the Hyperfine Research Board of Directors, you will receive stock options in Hyperfine Research for approximately 0.5% of the outstanding shares of Hyperfine Research common stock as of your start date, equal to 350,000 options (the “Hyperfine Options”). The exercise price for the options will be equal to the fair market value of the common stock on the grant date. Options are expected to be issued at $1.23 per share (current IRS common stock valuation). The options will vest over a five-year period with the following schedule: 20% on the last day of the calendar quarter following the anniversary of your start date, and 1.67% at the end of each of the next 48 months thereafter.

As soon as reasonably practicable following your commencement of employment with Butterfly Network and subject to the approval of the 4Bionics Board of Directors, you will receive incentive stock units in 4Bionics for approximately 0.5% of the outstanding units of 4Bionics units as of your start date, equal to 409,000 units (the “4Bionics Units”). 4Bionics LLC is set up to own equity of various operating subsidiaries, and currently holds all of the stock of Tesseract Health, EpilepsyCo and Homodeus. The threshold price for the units will be equal to the distribution value of the units on the grant date. Options are expected to be issued at a $0.96 per unit threshold price. The units will vest over a five-year period with the following schedule: 20% on the last day of the calendar quarter following the anniversary of your start date, and 1.67% at the end of each of the next 48 months thereafter.

In the event that your employment with Butterfly Network is terminated by Butterfly Network without Cause (as defined below), or by you with Good Reason (as defined below), and subject to your executing a separation agreement that includes a general release of claims against Butterfly Network and all of its affiliates that becomes effective and irrevocable within sixty (60) days following your termination of employment, you will receive: one year of unvested options acceleration with regard to the Time-Based Options; payment of one (1) year of your then annual base salary; payment of a bonus of 50% of your then annual base salary; and an extension to five (5) years from your date of termination to exercise any vested options, however, the extension period can in no case be later than ten (10) years from the original date of grant.

If the period for execution and non-revocation of the release spans two calendar years, payment of any severance amounts shall commence to be paid, as applicable, in the second calendar year. Any required release of claims shall be in Butterfly Network’s standard form of release applicable to senior executives and shall apply only to claims in respect of your employment and the termination therefrom.

“Cause” shall mean: (A) intentional misconduct or gross negligence in the performance of your duties or obligations; (B) alcohol or substance abuse that materially interferes with the performance of your duties or obligations; (C) conviction of, or plea of guilty or nolo contendere to, a felony; (D) engaging in fraud, misappropriation, dishonesty or embezzlement in connection with Butterfly Network; (E) violation of your Noncompetition, Confidentiality and Intellectual Property Agreement with Butterfly Network or any other uncured material breach of a material agreement between you and the company; or (F) repeated violation of any of the material written policies of Butterfly Network (including but not limited to discrimination or harassment), or a single serious violation of any of the material written policies or practices, which Butterfly Network, in its good faith discretion, determines is materially injurious to the company; provided, however, that none of the events described in the foregoing clauses shall constitute Cause unless Butterfly Network notifies you in writing the occurrence of such event(s) alleged to give rise to Cause with ninety (90) days thereof.

“Good Reason” shall mean, without your prior written consent, (A) a material reduction of your title, authorities, duties or responsibilities, (B) a material reduction of your Base Salary or guaranteed or target annual bonus opportunity, (C) a material breach by Butterfly Network of any other obligation owing to you under this Agreement or any other written agreement between you and Butterfly Network, or (D) Butterfly Network’s requiring you to be based in any office or location beyond a fifty (50) mile radius of your then principal place of employment; provided, however, that none of the events described in the foregoing clauses shall constitute Good Reason unless (x) you have notified Butterfly Network in writing the occurrence of such event(s) giving rise to Good Reason with ninety (90) days thereof, (y) Butterfly Network shall not have cured such event(s) within thirty (30) days after receipt of such written notice, and (z) your termination of employment occurs within ninety (90) days following the end of such 30-day cure period.

You will be based out of Butterfly Network’s facility in New York City, NY. You will receive a one-time payment of $100,000 (net), to cover the costs of your relocation. Butterfly Network will need supporting documentation that shows you have moved prior to the payment being paid. Such payment will be recoverable in full by Butterfly Network in the event that you voluntarily terminate your employment without Good Reason prior to 12 months from your start date.

Prior to your permanent relocation, you will receive a $5,000 per month (net) temporary housing stipend for a period of up to 12 months, to be paid upon securing an apartment in New York City. In addition, we will offer $1,000 per month (net) for furnishing costs should you need it.

Butterfly Network will reimburse you up to $10,000 (net) for your legal fees related to the current negotiation, subject to presentation of receipts for the costs incurred. These legal fee reimbursements will be recoverable in full by Butterfly Network in the event that you voluntarily terminate your employment without Good Reason prior to 12 months from your start date.

Butterfly Network recognizes the need for employees to take time away from the office to creatively recharge. We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Butterfly Network’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date. Further, while we expect you to remain with Butterfly Network for a long time, this letter is not an employment contract and you will be an at-will employee. This letter is subject to successful completion of a background check. By signing this letter, you authorize Butterfly Network to conduct such background check.

Butterfly Network considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Butterfly Network’s Noncompetition, Confidentiality and Intellectual Property Agreement.

Notwithstanding anything in this Agreement to the contrary: (a) to the extent any provision in this Agreement constitutes a “nonqualified deferred compensation plan” under Section 409A(d)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), which provides benefits to you upon your “separation from service” under Section 409A(a)(2)(A)(i) of the Code, and at such time you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then any such payment to you shall not commence prior to the date that is six (6) months after the date of your separation from service and any amounts withheld during such six-month period shall be paid once benefits commence; (b) the right to a series of payments hereunder is treated as a right to a series of separate payments; (c) the provisions in this Agreement, and plans and arrangements referenced hereunder, are intended to comply with the applicable requirements of Section 409A of the Code and may be limited, construed and interpreted in accordance with such intent; (d) the amount of any reimbursements and benefits you receive in one year shall not affect amounts provided in any other year, and such reimbursements and benefits may not be liquidated or exchanged for any other reimbursement or benefit; and (e) no acceleration of any payment shall be permitted if such acceleration would result in you being taxed under Section 409A of the Code.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Butterfly Network. We firmly believe that Butterfly Network offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the benefits programs, please do not hesitate to reach out.

Sincerely,

Butterfly Network, Inc.

By:	/s/ Jonathan Rothberg

Name: Jonathan Rothberg

Title: CEO & Founder

ACCEPTS AND AGREED

By:	/s/ Laurent Faracci

Name: Laurent Faracci